As filed with the Securities and Exchange Commission on November 1, 2005.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MAGNETEK, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	95-3917584
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

10900 Wilshire Boulevard, Suite 850
Los Angeles, California 90024-6501
(310) 208-1980
(Address of Principal Executive Offices)

2004 STOCK INCENTIVE PLAN OF MAGNETEK, INC.

Executive Employment Agreement for Thomas G. Boren

(Full Title of the Plan)

Tina D. McKnight, Esq.
Vice President, General Counsel and Secretary
MAGNETEK, INC.
10900 Wilshire Boulevard, Suite 850
Los Angeles, California 90024-6501
(310) 208-1980
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, par value $0.01 per share	2,626,658	$2.85 per share	$7,485,975	$881.10

(1)                Pursuant to Rule 416(a), this Registration Statement also covers additional securities that may be offered under the 2004 Stock Incentive Plan of Magnetek, Inc. as a result of stock splits, stock dividends or similar transactions.

(2)                Each share of Common Stock includes certain rights as set forth in a Rights Agreement dated as of April 30, 2003 by and between Magnetek, Inc. and the Bank of New York, as Rights Agent.

(3)                Estimated in accordance with Rule 457(h)(1) and Rule 457(c) solely for purposes of calculating the registration fee and based on the average of the high and low prices of the Common Stock of the Registrant on the New York Stock Exchange on October 28, 2005.

INTRODUCTION

This Registration Statement on Form S-8 is filed by Magnetek, Inc. (“Magnetek” or the “Registrant”), relating to 2,626,658 shares of the Registrant’s Common Stock, par value $.01 per share (the “Common Stock”), including certain rights that attach to each share of Common Stock pursuant to the Rights Agreement dated as of April 30, 2003 by and between Magnetek, Inc. and the Bank of New York, as Rights Agent, which may be issued pursuant to awards under the 2004 Stock Incentive Plan of Magnetek, Inc. (the “Plan”) and an award of incentive stock units granted outside of the Plan.

The material which immediately follows constitutes a reoffer prospectus, prepared on Form S-3, in accordance with General Instruction C to Form S-8, to be used in connection with resales of securities acquired under the Plan by the participating executive officers who may be considered affiliates of Magnetek, as defined in Rule 405 under the Securities Act of 1933, as amended, including up to 560,000 shares of Common Stock that constitute “restricted securities” that have been issued prior to the filing of this Registration Statement.

REOFFER PROSPECTUS

MAGNETEK, INC.

Common Stock
($.01 par value)

2,626,658 Shares

This Prospectus relates to 2,626,658 shares of Common Stock, par value $.01 per share (the “Common Stock”), of Magnetek, Inc. (“Magnetek” or the “Company”), including certain rights that attach to each share of Common Stock pursuant to the Rights Agreement dated as of April 30, 2003 by and between Magnetek, Inc. and the Bank of New York, as Rights Agent, of which (i) 2,386,658 may in the future be issued pursuant to awards granted under the 2004 Stock Incentive Plan of Magnetek, Inc. (the “Plan”) to, and which may be offered for resale from time to time by, certain executive officers of the Company named in Annex I hereto (the “Selling Stockholders”) and (ii) 240,000 may in the future be issued pursuant to an award of incentive stock units granted to a Selling Stockholder outside of the Plan.

The Company will not receive any of the proceeds from the sale of the Common Stock offered hereby (hereinafter, the “Securities”). The Company will pay all of the expenses associated with this Prospectus. The Selling Stockholders will pay the other costs, if any, associated with any sale of the Securities.

The Common Stock is listed on the New York Stock Exchange (Symbol: MAG).

________________________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE

________________________________

The date of this Prospectus is October 1, 2005.

TABLE OF CONTENTS

AVAILABLE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
THE COMPANY
SELLING STOCKHOLDERS
USE OF PROCEEDS
PLAN OF DISTRIBUTION
INTERESTS OF NAMED EXPERTS AND COUNSEL

AVAILABLE INFORMATION

The Company has filed a Registration Statement on Form S-8 relating to the Plan (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Securities covered by this Prospectus.  This Prospectus omits certain information and exhibits included in the Registration Statement, a copy of which may be obtained upon payment of a fee prescribed by the Commission or may be examined free of charge at the principal office of the Commission in Washington, D.C.

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Commission.  Such reports, proxy statements and other information filed with the Commission by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 175 West Jackson Boulevard, Suite 900, Chicago, Illinois 60604 and at 233 Broadway, New York, New York 10279.  Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C.  20549, at prescribed rates.  The Company’s filings are also available to the public from commercial document retrieval services and the Commission’s website (http://www.sec.gov).

The Company’s Common Stock is listed on the New York Stock Exchange (Symbol:  MAG), and reports and other information concerning the Company can be inspected at the offices of the New York Stock Exchange at 11 Wall Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows the Company to “incorporate by reference” information into this Prospectus, which means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Prospectus, except for any information superseded by information in this Prospectus.

The following documents heretofore filed by the Company with the SEC are incorporated herein by reference and made a part of this Prospectus:

(1)                                  The Company’s Annual Report on Form 10-K for the fiscal year ended July 3, 2005.

(2)                                  The Company’s Periodic Reports on Form 8-K filed on September 30, 2005 and October 5, 2005.

(3)                                  The description of the Common Stock contained in the Company’s Registration Statements on Form 8-A filed April 21, 1989, March 14, 1997 and May 12, 2003, together with any amendment or report filed with the Commission for the purpose of updating such description.

In addition, all documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all Securities offered hereby have been sold or which deregisters all Securities then remaining unsold, shall be deemed to be incorporated by reference into this Prospectus.

3

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

Copies of all documents which are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents or into this Prospectus) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon a written or oral request to Magnetek, Inc., Attention:  General Counsel, 10900 Wilshire Boulevard, Suite 850, Los Angeles, California, 90024, telephone number (310) 689-1608, or through the Company’s website (http://investorinfo.magnetek.com).

THE COMPANY

Magnetek, which was organized in 1984, manufactures and markets a diverse group of electrical equipment products. The Company’s principal executive offices are located at 10900 Wilshire Boulevard, Suite 850, Los Angeles, CA 90024-6501, and its telephone number is (310) 689-1600.  Additional information regarding the Company is set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended July 3, 2005 (which is incorporated herein by reference).

SELLING STOCKHOLDERS

The table attached as Annex I hereto sets forth, as of the date of this Prospectus or a subsequent date if amended or supplemented, (a) the name of each Selling Stockholder and his or her relationship to the Company during the last three years; (b) the number of shares of Common Stock each Selling Stockholder beneficially owned prior to this offering (assuming that all options to acquire shares are exercisable within 60 days, although options actually vest over two years), (c) the number of Securities which may be offered pursuant to this Prospectus by each Selling Stockholder; and (d) the amount and the percentage of the Company’s Common Stock that would be owned by each Selling Stockholder after completion of this offering. The information contained in Annex I may be amended or supplemented from time to time.

USE OF PROCEEDS

The Company will not receive any of the proceeds from the sale of the Securities offered hereby.

PLAN OF DISTRIBUTION

Sales of the Securities offered hereby may be made on the New York Stock Exchange or the over-the-counter market or otherwise at prices and on terms then prevailing or at prices related to the then current market price, or in negotiated transactions.  In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus. The Company will not receive any part of the proceeds of the sales made hereunder. All expenses associated with this Prospectus are being borne by the Company, but all selling and other expenses incurred by a Selling Stockholder will be borne by such stockholder.

4

The Securities may be sold in (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, (c) an exchange distribution in accordance with the rules of such exchange, and (d) ordinary brokerage transactions and transactions in which the broker solicits purchases. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Certain Selling Stockholders also may, from time to time, authorize underwriters acting as their agents to offer and sell Securities upon such terms and conditions as shall be set forth in any prospectus supplement. Underwriters, brokers or dealers will receive commissions or discounts from Selling Stockholders in amounts to be negotiated immediately prior to sale. Such underwriters, brokers or dealers and any other participating brokers or dealers may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales and any discounts and commissions received by them and any profit realized by them on the resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act.

There is no assurance that any of the Selling Stockholders will offer for sale or sell any or all of the Securities covered by this Prospectus.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the Common Stock has been passed upon for the Company by Tina D. McKnight, its Vice President, General Counsel and Secretary. Ms. McKnight owns 30,282 shares of Common Stock and options to purchase 108,500 shares of Common Stock, excluding shares of Common Stock, if any, held by the Magnetek FlexCare Plus Retirement Savings Plan.

5

ANNEX I

Selling Stockholder	Relationship to Company During Last Three Years	Shares of Common Stock Beneficially Owned as of October 1, 2005(1)	Shares Offered Hereby(2)	Shares to be Beneficially Owned upon Completion of Offering(1)(3)
				Number	Percent
Thomas Boren	President and Chief Executive Officer since 5/05	318,250	240,000	78,250	*
Antonio Canova	Executive Vice President since 10/93	649,100	57,500	591,600	2.0%
Alexander Levran, Ph.D.	Executive Vice President, Chief Technology Officer since 7/93	658,375	57,500	600,875	2.1%
Peter M. McCormick	Executive Vice President since 8/02	198,650	57,500	141,150	*
David P. Reiland	Executive Vice President since 1989 and Chief Financial Officer since 7/88	899,485	57,500	841,985	2.9%
Tina D. McKnight	Vice President, General Counsel and Secretary since 9/00	138,782	30,000	108,782	*
Marty J. Schwenner	Vice President since 7/03 and Controller since 2002	157,651	30,000	127,651	*
Stephen Torres	Executive Vice President since 3/05	80,000	80,000	0	*

*              Less than one percent.

(1)                                  Includes all options to acquire shares that are exercisable within 60 days after October 1, 2005. Includes, for certain Selling Stockholders, (a) shares held by limited partnerships, trusts or spouses, as to which such Selling Stockholders disclaim beneficial ownership, and (b) shares held in the MagneTek FlexCare Plus Retirement Savings Plan (a 401(k) plan) as of October 1, 2005. Percentage ownership has been calculated based on the outstanding share information available in the Company’s latest publicly available filing.

(2)                                  Assumes that all options to acquire shares are exercisable immediately.

(3)                                  Assumes that all outstanding options owned by such individual are exercised and all shares offered hereby are sold, that no additional shares will be acquired and that no shares other than those offered hereby will be sold.

PART I

The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1).  Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933 (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which previously have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference into this Registration Statement and made a part hereof:

(1)                                  The Registrant’s Annual Report on Form 10-K for the fiscal year ended July 3, 2005.

(2)                                  The Registrant’s Periodic Reports on Form 8-K filed on September 30, 2005 and October 5, 2005.

(3)                                  The description of the Common Stock contained in the Registrant’s Registration Statements on Form 8-A filed April 21, 1989, March 14, 1997 and May 12, 2003, together with any amendment or report filed with the Commission for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the Common Stock has been passed upon for the Registrant by Tina D. McKnight, its Vice President, General Counsel and Secretary. Ms. McKnight owns 30,282 shares of

Common Stock and options to purchase 108,500 shares of Common Stock, excluding shares of Common Stock, if any, held by the Magnetek FlexCare Plus Retirement Savings Plan.

Item 6. Indemnification of Directors and Officers.

As permitted by the Delaware General Corporation Law, the Registrant’s Restated Certificate of Incorporation provides that a director of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, including grossly negligent business judgments made in good faith, except for liability (i) for breach of the duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (governing distributions to stockholders), or (iv) for any transaction for which a director derives an improper personal benefit. In addition, Section 145 of the Delaware General Corporation Law and Article III, Section 13 of the Registrant’s Bylaws, under certain circumstances, provide for the indemnification of the Registrant’s officers, directors, employees, and agents against liabilities that they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but that description is qualified in its entirety by reference to Article III, Section 13 of the Registrant’s Bylaws (filed as Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003), which is incorporated by reference herein.

In general, any officer, director, employee or agent may be indemnified against expenses including attorneys’ fees, fines, settlements or judgments which were actually and reasonably incurred in connection with a legal proceeding, other than one brought by or on the behalf of the Registrant, to which he was a party as a result of such relationship, if he acted in good faith, and in a manner he believed to be in the Registrant’s best interest and not unlawful. If the action is brought by or on behalf of the Registrant, the person to be indemnified must have acted in good faith, in a manner he believed to have been in the Registrant’s best interest and must have been adjudged liable for negligence or misconduct.

Indemnification shall be granted by the Registrant if the Board of Directors or the stockholders of the Registrant determine in good faith, or independent legal counsel for the Registrant opines in writing, that the standards for indemnification have been met. A successful defense is deemed conclusive evidence of a person’s right to be indemnified against expenses.

The Registrant may advance funds to pay the expenses of any person involved in such action provided that the Registrant receives an undertaking that the person will repay the advanced funds if it is ultimately determined that he is not entitled to indemnification.

Indemnification may also be granted pursuant to provisions of Bylaws that may be adopted in the future, pursuant to the terms of agreements that may be entered into in the future or pursuant to a vote of stockholders or disinterested directors. The statutory provisions cited above and the referenced portion of the Bylaws also grant the power to the Registrant to purchase and maintain insurance which protects its officers, directors, employees and agents against any liabilities incurred in connection with their services in such a position. Such an insurance policy has been obtained by the Registrant.

Item 7. Exemption from Registration Claimed.

With respect to the restricted securities reoffered or resold pursuant to this Registration Statement, the registrant claimed an exemption from registration under the Securities Act pursuant to Section 4(2) thereof.  Such restricted securities were issued to the Selling

Stockholder pursuant to an award of incentive stock units granted outside of the Plan.

Item 8. Exhibits.

Exhibit No.	Description
4.1*

Restated Certificate of Incorporation of the Company, as filed with the Delaware Secretary of State on November 21, 1989, incorporated by reference to the Registration Statement on Form S-3 filed on August 1, 1991, Commission File No. 33-41854.

4.2*

By-laws of the Company, as amended and restated, incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003, Commission File No. 1-10233.

4.3*	2004 Stock Incentive Plan of Magnetek, Inc., incorporated by reference to Form 10-Q for quarter ended December 31, 2004.

4.4*	Executive Employment Agreement dated as of May 9, 2005 between the Company and Thomas G. Boren, incorporated by reference to the Form 8-K filed on June 30, 2005.

5	Opinion of Tina D. McKnight, Esq.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Tina D. McKnight, Esq. (contained in Exhibit 5).

24	Power of Attorney (included as part of signature page).

* Incorporated by reference

Item 9. Undertakings.

A.            The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement, provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.            The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, there-unto duly authorized, in the City of Los Angeles, State of California, on this 25th day of October, 2005.

MAGNETEK, INC.

By:	/s/ Thomas G. Boren
Thomas G. Boren
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Thomas G. Boren and Tina D. McKnight, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Andrew G. Galef	Chairman of the Board and Directors	October 24, 2005
Andrew G. Galef

/s/ Thomas G. Boren	President, Chief Executive Officer and Director (Principal Executive Officer)	October 24, 2005
Thomas G. Boren

/s/ Dewain K. Cross	Director	October 25, 2005
Dewain K. Cross

/s/ Yon Yoon Jorden	Director	October 25, 2005
Yon Yoon Jorden

/s/ Paul J. Kofmehl	Director	October 25, 2005
Paul J. Kofmehl

/s/ Mitchell I. Quain	Director	October 25, 2005
Mitchell I. Quain

/s/ Robert E. Wycoff	Director	October 25, 2005
Robert E. Wycoff

/s/ David P. Reiland	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	October 24, 2005
David P. Reiland

/s/ Marty J. Schwenner	Vice President and Controller (Principal Accounting Officer)	October 24, 2005
Marty J. Schwenner

EXHIBIT INDEX

Exhibit No.	Description

4.1*

Restated Certificate of Incorporation of the Company, as filed with the Delaware Secretary of State on November 21, 1989, incorporated by reference to the Registration Statement on Form S-3 filed on August 1, 1991, Commission File No. 33-41854.

4.2*

By-laws of the Company, as amended and restated, incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003, Commission File No. 1-10233.

4.3*	2004 Stock Incentive Plan of Magnetek, Inc., incorporated by reference to Form 10-Q for quarter ended December 31, 2004.

4.4*	Executive Employment Agreement dated as of May 9, 2005 between the Company and Thomas G. Boren, incorporated by reference to the Form 8-K filed on June 30, 2005.

5	Opinion of Tina D. McKnight, Esq.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Tina D. McKnight, Esq. (contained in Exhibit 5).

24	Power of Attorney (included as part of signature page).

* Incorporated by reference